CERTIFICATE OF THE DESIGNATION, PREFERENCES,
                           RIGHTS AND LIMITATIONS OF
                     SERIES F CONVERTIBLE PREFERRED STOCK
                                      OF
                         WESTMARK GROUP HOLDINGS, INC.

      Westmark Group Holdings, Inc., hereinafter called the "Corporation," a corporation organized and existing under the laws of the State of Delaware,
      DOES HEREBY CERTIFY:

      That, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, and pursuant to the provisions of Title 8, Article 141, of the Delaware General Corporation Law, such Board of Directors by the unanimous written consent of its members dated effective November 21, 1996 adopted a resolution providing for the issuance of a series of 1,000,000 shares of Series F Convertible Preferred Stock, $5 stated value per share, which resolution is as follows:

      RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, the Series F Convertible Preferred Stock, $5 stated value per share ("Series F Preferred Stock"), is hereby authorized and created, said series to consist of up to 1,000,000 shares of Series F Preferred Stock. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof shall be as follows:

      1.    NO DIVIDENDS ON SERIES F PREFERRED STOCK.

            (a) The holders of the Series F Preferred Stock shall not be entitled to receive dividends on the shares of Series F Preferred Stock.

      2. CONVERSION OF SERIES F PREFERRED STOCK INTO COMMON STOCK.

            (a) At any time on or after April 1, 1997, each holder of shares of Series F Preferred Stock may, at his option, convert any or all such shares on the terms and conditions set forth in this Section 2, into fully paid and non-assessable shares of the Corporation's common stock, $.001 par value ("Common Stock"). The number of shares of Common Stock into which each share of Series F Preferred Stock may be converted shall be determined by dividing $5 by the Conversion Price (as defined herein) in effect at the time of conversion. The "Conversion Price" per share at which shares of Common Stock shall be initially issuable upon conversion of any shares of Series F Preferred Stock shall be the greater of (i) $1.00 or (ii) the average closing bid price per share of Common Stock for the five days immediately preceding the date of conversion as quoted by the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automatic Quotations System, or, if the Common stock is not listed or admitted to trading on any national securities exchange or quoted on the National Association of Securities Dealers Automated Quotations System, in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose, immediately preceding the Conversion Date.

            (b) Each holder hereof shall be restricted from converting no more than a total of $200,000 of stated value of Series F Preferred Stock until the date upon which the Corporation receives net proceeds greater than or equal to $1,000,000 from the sale of the real property more particularly described on Exhibit "A" attached hereto. After the receipt of $1,000,000, each holder shall be entitled to convert shares of Series F Preferred Stock on a PRO-RATA basis equal to the amount of additional sums received by the Corporation in excess of $1,000,000. For example, if there are two holders of Series F Preferred Stock, each holding an equal number of shares of Series F Preferred Stock and the Corporation received $50,000 in excess of $1,000,000, each holder would be entitled to convert $25,000 of stated value of Series F Convertible Stock. The holders shall be further restricted from converting $200,000 worth of Series F Preferred Stock per 90 day period commencing April 1, 1997.

            (c) To exercise his conversion privilege, the holder of any shares of Series F Preferred Stock shall surrender to the Corporation during regular business hours at the principal executive offices of the Corporation or the offices of the transfer agent for the Series F Preferred Stock or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation (if required by it), accompanied by written notice stating that the holder irrevocably elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date." Within three (3) business days after the date on which such delivery is made, the Corporation shall issue and send (with receipt to be acknowledged) to the holder thereof or the holder's designee, at the address designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which the holder is entitled as a result of such conversion, and cash with respect to any fractional interest of a share of Common Stock as provided in paragraph (d) of this Section 2. The holder shall be deemed to have become a stockholder of record of the number of shares of Common Stock into which the shares of Series F Preferred Stock have been converted on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record of such shares on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares of Series F Preferred Stock represented by a certificate or certificates surrendered for conversion, the Corporation shall within three (3) business days after the date on which such delivery is made, issue and send (with receipt to be acknowledged) to the holder thereof or the holder's designee, at the address designated by such holder, a new certificate covering the number of shares of Series F Preferred Stock representing the unconverted portion of the certificate or certificates so surrendered.

            (d) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series F Preferred Stock. If more than one share of Series F Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series F Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series F Preferred Stock, the Corporation shall make an adjustment in respect of such fractional interest equal to the fair market value of such fractional interest, to the nearest 1/100th of a share of Common Stock, in cash at the Current Market Price (as defined below) on the business day preceding the effective date of the conversion. The "Current Market Price" of publicly traded shares of Common Stock or any other class of Common Stock or other security of the Corporation or any other issuer for any day shall be deemed to be the daily "Closing Price" for the trading day immediately preceding the Conversion Date. The "Current Market Price" of the Common Stock or other class of capital stock or securities of the Corporation or any other issuer which is not publicly traded shall mean the fair value thereof as determined by an independent investment banking firm or appraisal firm experienced in the valuation of such securities or properties selected in good faith by the Board of Directors of the Corporation or a committee thereof or, if no such investment banking or appraisal firm is, in the good faith judgment of the Board of directors of the Corporation or such committee, available to make such determination, as determined in good faith judgment of the Board of Directors or such committee. The "Closing Price" shall mean the last reported sales price on the principal securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automatic Quotations System, or, if the Common stock is not listed or admitted to trading on any national securities exchange or quoted on the National Association of Securities Dealers Automated Quotations System, in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose.

            (e) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series F Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series F Preferred Stock so converted were registered, and no such issue and delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

            (f) The Corporation shall at all times reserve for issuance and maintain available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series F Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series F Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary director and stockholder action), in accordance with the laws of the State of its incorporation, increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series F Preferred Stock at the time outstanding.

            (g) If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series F Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, including registration under the Securities Act of 1933, as amended, and appropriate state securities laws, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible meet such registration, listing or approval, as the case may be.

            (h) All shares of Common Stock which may be issued upon conversion of the shares of Series F Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

            (i) The Conversion Price in effect shall be subject to adjustment from time to time as follows:

                  (i) STOCK SPLITS, DIVIDENDS AND COMBINATIONS. In the event that the Corporation shall at any time subdivide the outstanding shares of Common Stock, or shall pay or make a dividend or distribution on any class of capital stock of the Corporation in Common Stock, the Conversion Price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

                  (ii) NON-CASH DIVIDENDS, STOCK PURCHASE RIGHTS, CAPITAL
            REORGANIZATIONS AND DISSOLUTIONS. In the event:

                        (A) that the Corporation shall take a record of the
                  holders of its Common Stock for the purpose of entitling them to receive a dividend, or any other distribution, payable otherwise than in cash; or

                        (B) that the Corporation shall take a record of the
                  holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or other securities, or to receive any other rights; or

                        (C) of any capital reorganization of the Corporation,
                  reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another corporation, share exchange for all outstanding shares of Common Stock under a plan of exchange to which the Corporation is a party, or conveyance of all or substantially all of the assets of the Corporation to another corporation; or

                        (D) of the voluntary of involuntary dissolution,
                  liquidation or winding up of the Corporation;
            then, and in such case, the Corporation shall cause to be mailed to the holders of record of the outstanding Series F Preferred stock, at least ten days prior to the date hereinafter specified, a notice stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, share exchange, conveyance, dissolution, liquidation, or winding up is to take place and the date, if any is to be fixed, as of which holders of Corporation securities of record shall be entitled to exchange their shares of Corporation securities for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, share exchange, conveyance, dissolution, liquidation, or winding up.

            (j) The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all time in good faith assist in the carrying out of all the provisions of paragraph 2(i) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series F Preferred Stock against impairment.

            (k) Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to paragraph 2(i), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and prepare and furnish to each holder of Series F Preferred Stock a certificate signed by the chief financial officer of the Corporation setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of his shares.

            (l) In case any shares of Series F Preferred Stock shall be converted pursuant to Section 2(a) hereof, the shares so converted shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued, but not as shares of Series F Preferred Stock.

      3.    REDEMPTION OF SERIES F PREFERRED STOCK.

            (b) Subject to the provisions of this Section 3, the Series F Preferred Stock shall be redeemable in whole, or in part, at the option of the Corporation by resolution of the Board of Directors at any time after the Issue Date, at the stated value per share upon giving the notice hereinafter provided.

            (c) Not less than thirty nor more than sixty days prior to the date fixed for redemption of the Series F Preferred Stock, a notice in writing shall be given by mail to the holders of record of the Series F Preferred Stock at their respective addresses as the same shall appear on the stock books of the Corporation. Such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the place or places where certificates for shares are to be surrendered for payment of the redemption price; (iv) the conversion rights of the shares to be redeemed;
      (v) the period within which the conversion rights may be exercised; and
      (vi) the Conversion Price, and the number of shares of Common Stock issuable upon conversion of a share of Series F Preferred Stock at the time.

            (d) After giving notice and prior to the close of business on the business day prior to the redemption date, the holders of the Series F Preferred Stock so called for redemption may convert such stock into Common Stock in accordance with the conversion privileges set forth in
      Section 2 hereof. Unless (i) the holder of shares of Series F Preferred Stock to whom notice has been duly given shall have exercised its rights to convert in accordance with Section 2 hereof; or (ii) the Corporation shall default in the payment of the redemption price as set forth in such notice, upon such redemption date such holder shall no longer have any voting or other rights with respect to such shares, except the right to receive the moneys payable upon such redemption from the Corporation without interest thereon, upon surrender (and endorsement, if required by the Corporation) of the certificates, and the shares represented thereby shall no longer be deemed to outstanding as of the redemption date. In the event a holder of Series F Preferred Stock provides the Corporation with notice of conversion of all or a portion of such Series F Preferred Stock into shares of Common Stock on or after any notice of redemption is provided, the holder shall have been deemed to convert as of the redemption date provided, however, that in the event the Corporation shall default in the payment of the redemption price as set forth in such redemption notice, the conversion shall not be effective unless the holder of the Series F Preferred Stock electing to convert provides written notice to the Corporation within 20 days of the purported redemption date of his desire to effect such conversion.

            (d) All shares of Series F Preferred Stock so redeemed shall have the status of authorized but unissued preferred stock, but such shares so redeemed shall not be reissued as shares of Series F Preferred Stock.

            (e) No holder of shares of Series F Preferred Stock shall have the right to require the Corporation to redeem all or any portion of such shares.

      4.    VOTING.

            (e) Except as otherwise required by law, the shares of Series F Preferred Stock shall not be entitled to vote on any matters presented at any annual or special meeting of stockholders of the Corporation or to be taken by written consent of the stockholders of the Corporation.
      5.    LIQUIDATION RIGHTS.

            (f) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series F Preferred Stock then outstanding shall be entitled to receive out of assets of the Corporation available for distribution to stockholders, after payment in full of the liquidation distribution to which holders of the preferred stock with a liquidation preference are entitled, but before any distribution of assets is made to holders of Common Stock or of any other class of capital stock of the Corporation ranking junior to the Series F Preferred Stock as to liquidation, an amount equal to $5 per share. It is understood that the Series F Preferred Stock shall be junior in rank to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series F Preferred Stock and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the Series F Preferred Stock are not paid in full, the holders of the Series F Preferred Stock and of such other shares shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Series F Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation.

            (g) Neither the consolidation of nor merging of the Corporation with or into any other corporation or corporations, nor the sale or lease of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution or a winding up of the Corporation within the meaning of any of the provisions of this Section 5.

            (h) In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the Corporation shall, within 10 days after the date the Board of Directors approves such action, or within 20 days prior to any stockholders' meeting called to approve such action, or within 20 days after the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Series F Preferred Stock initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the holders of shares of Series F Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Series F Preferred Stock of such material change. The Corporation shall not consummate any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation before the expiration of 30 days after the mailing of the initial notice or 10 days after the mailing of any subsequent written notice, whichever is later; provided that any such 30-day or 10-day period may be shortened upon the written consent of the holders of all of the outstanding shares of Series F Preferred Stock.

            (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation which will involves the distribution of assets other than cash, the Corporation shall promptly engage competent independent appraisers to determine the value of the assets to be distributed to the holders of shares of Series F Preferred Stock and the holders of shares of Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Series F Preferred Stock of the appraiser's valuation.

      6.    LIMITATIONS.

            (j) So long as any shares of Series F Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or the written consent of the holders of at least 66-2/3% of the outstanding shares of Series F Preferred Stock, voting separately as a class:

                  (i) Amend, alter or repeal any provision of the Certification of Incorporation or Bylaws of the Corporation so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Series F Preferred Stock. (k) The provisions of this paragraph 6 shall not in any way limit the right and power of the Corporation to:

                  (i) Increase the total number of authorized shares of Common
            Stock; or

                  (ii) Issue bonds, notes, mortgages, debentures, and preferred stock ranking senior to the terms of the Series F Preferred Stock and other obligations, and to incur indebtedness to banks and to other lenders.

      IN WITNESS WHEREOF, Westmark Group Holdings, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by MARK SCHAFTLEIN, its chief executive officer, and attested by TODD WALKER, its secretary, this 21st day of November, 1996.

                                    WESTMARK GROUP HOLDINGS, INC.
                                    By ________________________________________
                                       MARK SCHAFTLEIN Chief Operating Officer
                                       ATTEST:

By ________________________________
   TODD WALKER, Assistant Secretary